UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 17, 2008

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (859) 586-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pomeroy IT Solutions, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”), effective March 17, 2008 (the “Effective Date”), hiring Luther K. Kearns as the Company’s Senior Vice President of Services Delivery.

The Agreement with Mr. Kearns provides for an initial term commencing on the Effective Date and ending on March 17, 2011.  The Agreement is automatically renewed for additional consecutive one year terms unless either party gives written notice of his/its intent not to renew at least 90 days prior to the expiring term.  The Agreement provides for an annual base salary of $245,000 during the initial term, subject to an annual review by the President and Chief Executive Officer (“CEO”) of the Company, in conjunction with the Compensation Committee, who may increase, but not decrease, the annual base salary amount.  The Agreement also provides for both quarterly and annual targeted cash bonuses measured against financial criteria including Net Profit Before Taxes and Sales Gross Margin Dollars (as more specifically determined by the CEO in conjunction with the Compensation Committee).  The quarterly and annual targeted bonuses for a fiscal year shall be targeted for at least $250,000, with a potential for an increased or reduced amount based on performance under the terms of the bonus plan; provided that the quarterly bonus for the first three months commencing March 17, 2008 in the amount of $62,500 shall be guaranteed.

The Agreement provides for equity awards under the Company’s Amended and Restated 2002 Stock Incentive Plan including stock options and shares of restricted stock as follows:  (1) on the Effective Date, a stock option with a term of five years was granted for 50,000 shares of common stock of the Company at an exercise price of $5.65 per share, of which 12,500 shares are vested immediately, and 12,500 shares vest on each of the next three anniversaries of the Effective Date, subject to accelerated vesting in the event of a change in control as defined in the Agreement; (2) Mr. Kearns will be eligible for a stock option award on each annual anniversary at the discretion of the CEO in conjunction with the Compensation Committee; (3) an award on the Effective Date of 15,000 shares of restricted stock all of which vest on the fourth anniversary of the Effective Date, subject to accelerated vesting in the event of (A) a change in control (as defined in the Agreement) based upon the time of occurrence of the change in control, or (B) upon the expiration of the initial term under the Agreement if the Company does not renew the Agreement; and (4) Mr. Kearns will be eligible for an award of shares of restricted stock on the each anniversary of the Effective Date at the discretion of the CEO in conjunction with the Compensation Committee. The Agreement also provides for certain fringe benefits including medical insurance, 3 weeks vacation, term life insurance, a housing allowance of $2,500 per month, a car allowance of $900 per month, a travel allowance of $4,500 per month, and reimbursement of travel and entertainment expenses incurred in connection with his employment.

The Agreement provides for certain payments to Mr. Kearns in connection with a termination of his employment which payments vary depending upon the circumstances of his termination.  The Agreement also provides for customary provisions relating to confidentiality of the Company’s information, non-competition with, and non-disparagement of, the Company and non-solicitation of customers and certain employees.

The Agreement provides for change in control benefits including the vesting of certain stock options and restricted stock and, if upon the change in control he is terminated Without Cause or he terminates his employment For Good Reason, then the Company will pay a pro rata bonus through the date of termination and, if Mr. Kearns delivers a release of claims, the Company will pay his Base Salary for a period of 12 months and reimbursement of any premiums paid by Mr. Kearns for a period of one year from the Termination Date pursuant to the exercise of his COBRA rights.  In addition, Mr. Kearns and the Company entered into a Special Change in Control Bonus Agreement (the “CIC Bonus Agreement”) effective from March 17, 2008 until the earlier to occur of a Change in Control or December 31, 2009 (the “Term”).  The CIC Bonus Agreement provides that in the event that Mr. Kearns’s employment is terminated, during the Term, due to a termination by the Company without cause (as defined in the Agreement), death or Disability, at the time of a Change in Control transaction, or if the Company subsequently consummates a Change in Control transaction under certain conditions as provided in the CIC Bonus Agreement, then the Company shall pay Mr. Kearns a special bonus in the amount of $245,000.

Mr. Kearns, 60, most recently served as Vice President of Customer Service and Support for Gateway Computer, based in Irvine, California.  Prior to this, he was the Vice President, Sales Service Delivery and the Region Vice President of Service Delivery for CompuCom Systems, Inc. based in Dallas, Texas.  Before this, Mr. Kearns held the Vice President position at both CSC Corporation and IBM Corporation, where he began his professional career.

The foregoing discussion is qualified in its entirety by reference to Mr. Kearns’s Employment Agreement and CIC Bonus Agreement, which agreements are filed as Exhibits 10.1 and 10.2, respectively, to this report and incorporated herein by reference.  Capitalized terms not defined herein have the meanings set forth in the Agreement or the CIC Bonus Agreement.

Section 8 – Other Events

Item 8.01 Other Events.

On March 18, 2008, the Company announced that Mr. Luther K. (“Ken”) Kearns joined the Company as Senior Vice President of Service Delivery.

Section 9. – Financial Statements and Exhibits

Item 9.01 Financial statements and Exhibits

(c)	Exhibits

10.1	Employment Agreement by and between Pomeroy IT Solutions, Inc. and Luther K. Kearns, effective March 17, 2008.

10.2	Special Change in Control Bonus Agreement by and between Pomeroy IT Solutions, Inc. and Luther K. Kearns, effective March 17, 2008.

99.1	Press release, dated March 18, 2008 announcing the hiring of L. K. “Ken” Kearns as the company’s new Senior Vice President of Service Delivery.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POMEROY IT SOLUTIONS, INC.

Date: March 20, 2008	By: /s/ Keith R. Coogan

Keith R. Coogan, President and Chief Executive Officer